Exhibit (p1)

TIFF Advisory Services, Inc.
TIFF Endowment Asset Management, LLC

TIFF Investment Program

Code of Ethics

June 2004

Revised March 6, 2006, October 1, 2009, March 1, 2011, March 30, 2012, June 28, 2012,
January 1, 2013, April 1, 2014, April 1, 2016, July 1, 2017, October 1, 2019 and October 1, 2020

I.	Introduction (Applies to All Supervised Persons)

Purpose of the Code. This Code of Ethics (“Code”) sets forth the policies and procedures of TIFF Advisory Services, Inc. (“TAS”) and TIFF Endowment Asset Management, LLC (“TEAM”), each an SEC-registered investment adviser, and TIFF Investment Program (“TIP”), a registered investment company, regarding business ethics and the use of non-public information by their respective Supervised Persons and personal trading in securities by their respective Access Persons, as these terms are defined below. The policies and procedures in this Code are mandatory. They are designed to ensure that Supervised Persons act in accordance with their fiduciary obligations and comply with applicable Federal Securities Laws. This Code has been adopted by each of TAS and TEAM under Section 204A of the Investment Advisers Act of 1940 (“Advisers Act”) and by TIP under Rule 17j-1 of the Investment Company Act of 1940 (“1940 Act”).

Overriding Principles. Each Supervised Person must recognize that the interests of clients of TAS and TEAM, such as participants in the TIFF Keystone Program and the TIFF Investment Vehicles, including TIP, should take precedence and that he or she must avoid any abuse of his or her positions of trust and responsibility. Each Supervised Person is expected to accept the obligations that apply to fiduciaries, to place the interests of clients ahead of his or her own, and to be aware of and avoid any situation that may give rise to any actual, perceived or potential conflict of interest with a client’s interests. Notwithstanding the foregoing, TIFF Supervised Persons (as defined herein) are permitted to participate in Overlapping Private Investments (as defined herein), subject to the terms and conditions set forth herein. While Supervised Persons technically owe a fiduciary duty to TAS and TEAM clients, rather than Members, Supervised Persons generally should also consider the interests of Members, provided that such Members’ interests are not inconsistent with the interests of clients of TAS and TEAM. Supervised Persons are required to comply with all Federal Securities Laws. Supervised Persons also are strongly encouraged to act in accordance with the TIFF Credo, which articulates certain ethical ideals applicable to Supervised Persons.

Applicability of the Code. The Code is applicable to directors, officers, and employees of TAS and TEAM, the operating committee members of TEAM and trustees and officers of TIP, all of whom (other than the TIP Independent Trustees) are referred to as “Supervised Persons.” Some provisions of the Code apply generally to all Supervised Persons, while others apply only to those Supervised Persons who are also Access Persons and others apply only to TIFF Supervised Persons (as defined herein). All TAS directors are both Access Persons and Supervised Persons and are, therefore, generally subject to all provisions of the Code except for Section VII (and except for certain provisions of the Code that do not apply to the TAS outside directors, as specified herein). The TIP Independent Trustees are subject only to the requirements listed in Section VII of the Code.

Failure to Comply with the Code. Each Supervised Person shall be provided a copy of the Code and all amendments and each Supervised Person is required to read and understand these policies and procedures and sign an initial compliance certification and periodic compliance certifications. Failure to comply with these policies and procedures may result in disciplinary action by TAS, TIP or TEAM, up to and including dismissal, as well as civil and criminal liability, including legal prohibition against further employment in the securities industry.

Questions about the Code. All questions about the interpretation or application of the Code should be addressed to the CCO or his designee. All Supervised Persons are encouraged to seek guidance from the CCO or his designee with respect to any action or transaction that a Supervised Person believes may be subject to one or more provisions of this Code and to refrain from any action or transaction that might lead to the appearance of a violation of this Code.

Reporting of Violations and Whistleblower Procedures. Any Supervised Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO. Supervised Persons may make these reports anonymously and no adverse action shall be taken against a Supervised Person making such a report in good faith. In addition, Supervised Persons are encouraged to internally report information concerning alleged violations of the Federal Securities Laws or instances of illegal bribery by TAS, TEAM, a TIFF Investment Vehicle, or a Supervised Person. In that regard, TIFF Supervised Persons are subject to the specific terms and conditions of TAS and TEAM’s written Policies and Procedures for Handling Certain Complaints, or “whistleblower” procedures. Those procedures cover in detail the submission and treatment of such internal reports and also provide certain anti-retaliatory protections for TAS employees.

II.	Executive Summary [Please see the relevant section of this Code for additional information and important details; DO NOT rely exclusively on the information contained in this Executive Summary.]

Prevention of Misuse of Material Non-Public Information and Treatment of Confidential Information [Section IV]

▪	Supervised Persons generally should not trade while in possession of material non-public information (commonly referred to as insider trading) or transmit such information to others who may trade on such information. Any Supervised Person with knowledge of material, non-public information should report and discuss such information only to or with the CCO. There are certain limited circumstances when it may be legally permissible to trade while in possession of material non-public information, but Supervised Persons are required to consult with the CCO prior to entering into any securities transaction involving material non-public information, including transactions in securities issued by the TIFF Investment Vehicles.

▪	Supervised Persons are required to protect confidential information relating to TAS, TEAM, the TIFF Investment Vehicles, including TIP, any other TAS or TEAM clients, and Members.

Business Ethics and Conflicts of Interest [Section V]

▪	As set forth in more detail herein, TAS and TEAM owe a fiduciary duty to their clients. This fiduciary duty is comprised of both the duty of loyalty and the duty of care.

▪	The interests of TAS and TEAM clients should take priority over Supervised Persons’ personal interests or benefits. Supervised Persons generally should also consider the interests of Members, provided that such Members’ interests are not inconsistent with the interests of TAS and TEAM clients.

▪	Supervised Persons should avoid any conflict of interest, the potential for conflict, or even the appearance of such conflict. Decisions about the best interests of clients and Members should not be compromised or appear to be compromised by a Supervised Person’s personal investments, interests or benefits. Notwithstanding the foregoing, TIFF Supervised Persons are permitted to participate in Overlapping Private Investments, subject to the terms and conditions set forth in Section VI. It is acknowledged that the TAS outside directors owe duties to both their employers and to TAS and its clients and that, should a conflict of interest arise in this regard, such conflict must be managed in an acceptable manner. The TAS outside directors are encouraged to consult with the CCO and the TAS Board chair should any such conflicts arise.

▪	Certain TIFF Supervised Persons must comply with the specific terms and conditions of TAS and TEAM’s written Policies and Procedures Regarding Political Contributions and Solicitations, which contain various restrictions and limitations on political contributions and solicitations by such employees, officers or operating committee members, their spouses, other family members sharing their household, and political action committees they control. TAS and TEAM’s Policies and Procedures Regarding Political Contributions and Solicitations also require pre-approval by the CCO or his designee and/or quarterly reporting by certain TIFF Supervised Persons of certain political contributions and solicitations by them, their spouses, other family members sharing their household, and political action committees they control.

▪	Advance approval is required before a TIFF Supervised Person is permitted to accept a position as a director, officer, or advisor to another company or organization. Advance approval also is required before a TIFF Supervised Person is permitted to form a political action committee or assume control of an existing political action committee. These two requirements do not apply the TAS outside directors, although they must report such positions and political action committees.

▪	Direct or indirect material interests or investments in any broker-dealer or other supplier of goods or services to TAS, TEAM or the TIFF Investment Vehicles from which a Supervised Person might materially benefit because of the relationship with TAS, TEAM or a TIFF Investment Vehicle are prohibited.

▪	TIFF Supervised Persons should carefully consider whether there is any conflict of interest, the potential for conflict, or even the appearance of such conflict prior to providing business-related (as opposed to personal) gifts or entertainment to, or accepting business-related (as opposed to personal) gifts or entertainment from, personnel of a Money Manager, dealer or broker, customer or vendor, or any other person or company doing or seeking to do business with TAS, TEAM or a TIFF Investment Vehicle. TIFF Supervised Persons are encouraged to consult with the CCO if they have any question as to whether any gift or entertainment is business-related or personal or whether any gift or entertainment is too substantial or excessive, whether there is conflict of interest, and whether to decline providing or accepting, as applicable, the gift or entertainment in question.

▪	TIFF Supervised Persons are subject to the specific terms and conditions of TAS and TEAM’s written Policies and Procedures Regarding Gifts, which generally restrict TIFF Supervised Persons from providing substantial gifts or excessive entertainment to, or accepting substantial gifts or excessive entertainment from, personnel of a Money Manager, dealer or broker, customer or vendor, or any other person or company doing or seeking to do business with TAS, TEAM or a TIFF Investment Vehicle without the prior approval of the CCO.

▪	It is strictly prohibited for any Supervised Person, either directly or indirectly, to offer or make any bribes, kickbacks, rebates or other payments to any company, financial institution, person or U.S. or foreign governmental official to obtain favorable treatment in receiving or maintaining business.

▪	TIFF Supervised Persons must disclose promptly in writing to the CCO any relationships that (a) cause themselves or their Immediate Family Members to receive compensation of any kind from persons or organizations that TAS, TEAM or a TIFF Investment Vehicle employs or that provide services substantially similar to those furnished by TAS or TEAM or (b) could be construed potentially to affect a TIFF Supervised Person’s capacity to discharge his or her duties in an independent and objective manner.

Personal Trading and Reporting Requirements [Section VI]

▪	Access Persons are required to obtain prior written approval of the CCO or his designee for (a) the acquisition of Beneficial Ownership in any Reportable Security in an Initial Public Offering or Limited Offering (including a Limited Offering of a TIFF Investment Vehicle), (b) the acquisition of Beneficial Ownership in any shares issued by a TIP mutual fund, or (c) the redemption of any shares of a TIP mutual fund as to which an Access Person had Beneficial Ownership. [Note that items (b) and (c) include shares of a TIP mutual fund that are acquired or redeemed in an Access Person’s individual retirement account (IRA).]

▪	TIFF Supervised Persons must obtain prior written approval of the CCO or his designee before they or any of their Immediate Family Members open a Brokerage Account.

▪	Supervised Persons’ personal trading must be conducted in a manner that does not disadvantage clients. Supervised Persons may not take for themselves investment opportunities suitable for client accounts or otherwise disadvantage client accounts.

▪	TIFF Supervised Persons may make Overlapping Personal Investments only in accordance with the specific terms and conditions set forth in Section VI.

▪	Each Access Person must disclose on a quarterly basis any transactions in Reportable Securities as to which he or she has Beneficial Ownership and all Brokerage Accounts. This information is due 30 days following the end of the calendar quarter. Access Persons are required to provide, or arrange with their broker(s) for the provision of, copies of their brokerage statements and transaction confirmations for each month in the quarter for each of their Brokerage Accounts.

▪	Each Access Person must represent annually via an annual compliance certification that he or she has been in compliance with this Code of Ethics and also must disclose on an annual basis all Reportable Securities as to which he or she has Beneficial Ownership and all Brokerage Accounts. This information must be current as of a date no more than 45 days before the information is submitted.

▪	Within 10 calendar days of being covered by this Code, new Access Persons must disclose all Reportable Securities as to which he or she has Beneficial Ownership and all Brokerage Accounts. This information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

▪	In connection with the required initial and annual holdings reporting, Access Persons are required to provide, or arrange with their broker(s) for the provision of, copies of their brokerage statements for the relevant time period for each of their Brokerage Accounts.

Obligations of TIP Independent Trustees [Section VII]

▪	The TIP Independent Trustees are subject only to the requirements set forth in Section VII of the Code and are NOT subject to the other provisions of the Code that are summarized above.

III.	Definitions

Access Person, when used with respect to each of TAS and TEAM, means any officer, director, or employee1 of TAS or TEAM, as applicable, any operating committee member of TEAM, or any other person who provides advice on behalf of TAS or TEAM, as applicable, and who is subject to the supervision and control of TAS or TEAM, as applicable.

The CCO may from time to time determine that interns for TAS and other persons who provide services to TAS, TEAM or the TIFF Investment Vehicles in a temporary or ongoing capacity should be considered Access Persons, and therefore subject to the Code, if, as part of their regular duties for TAS, TEAM or the TIFF Investment Vehicles, they:

(i) are involved in the selection of portfolio securities,

(ii) may have access to material, non-public information regarding future purchases or sales of portfolio securities for the account of, or non-public information regarding the portfolio holdings of, any TIFF Investment Vehicle, or

(iii) make any recommendation regarding the purchase or sale of securities for the TIFF Investment Vehicles or have access to such recommendations that are non-public.

All TAS and TEAM officers, directors and employees are Access Persons.

Beneficial Ownership means ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee. Beneficial Ownership includes accounts of a spouse, minor child, a relative sharing the same house, and any account over which the person has discretionary authority (e.g., trustee, executor, power of attorney, etc.).

Securities owned or acquired by an institution that employs a TAS director are not deemed to be beneficially owned by that director.

Brokerage Account means any securities account maintained with a broker or bank that includes a brokerage function that permits the account holder to transact in Reportable Securities, even if the only holdings currently in the account are mutual funds or other non-Reportable Securities.  Accounts with mutual fund companies that do not have a brokerage function and that hold only shares of mutual funds offered by the particular mutual fund company are not considered Brokerage Accounts.

Brokerage Accounts include Supervised Persons’ Schwab IRA accounts and any retirement (401(k), 403(b), IRA, etc.) and pension plan accounts that currently hold Reportable Securities or have a brokerage function that permits the account holder to transact in Reportable Securities. Brokerage Accounts also include third-party discretionary accounts of the type discussed in Section VI of the Code.

1 Regardless of a person’s particular title, the terms “officer,” “director,” or “employee” include any person who occupies a similar status or who performs similar functions within the organization, including operating committee members of TEAM.

CCO means the Chief Compliance Officer of TAS, TEAM and TIP.

Federal Securities Laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

Immediate Family Member of a person includes any spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law, or sister-in-law of such person, including adoptive relationships, who lives in the same house with such person.

Initial Public Offering (IPO) means an offering of securities registered under the Securities Act of 1933, the issuer of which immediately before the registration was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Limited Offering means a private offering of securities that is exempt from registration under section 4(2) or section 4(6) of the Securities Act of 1933, or under Rule 504, 505, or 506 (Regulation D) under that statute.

Limited Offering includes any offering of interests in a private investment fund or a private equity fund, including the TIFF Investment Vehicles (other than TIP).

Member means an investor in a TIFF Investment Vehicle.

Money Manager means an investment management firm other than TAS or TEAM which makes and implements investment decisions for one or more of the TIFF Investment Vehicles. For purposes of this Code, Money Managers include separate account managers for the TIFF Investment Vehicles and managers of acquired funds in which one or more of the TIFF Investment Vehicles invest.

Overlapping Personal Investment means an initial or subsequent investment by a TIFF Supervised Person for his or her personal account or Beneficial Ownership in a security that is the subject of a Limited Offering and such security presently is either (i) held by one or more TIFF Investment Vehicles or (ii) being considered for investment by one or more TIFF Investment Vehicles. Generally, an Overlapping Personal Investment would exist only if a TIFF Supervised Person and a TIFF Investment Vehicle hold or intend to invest in securities of the same class or series in the same legal entity. However, the CCO may determine there to be an Overlapping Personal Investment in other situations, including but not limited to Limited Offering securities that are part of a a “master-feeder” or “hub-and-spoke” structure.

Reportable Security means, for purposes of the reporting requirements of Section VI of the Code, any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Advisers Act, except that it does not include:

1.	Direct obligations of the Government of the United States;

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

3.	Shares issued by money market funds;

4.	Shares issued by registered open-end funds; provided that such funds are not advised by TAS or TEAM and such funds are not exchange-traded funds (whether organized as an unit investment trust or an open-end fund);

5.	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds; provided that such funds are not advised by TAS or TEAM; or

6.	Municipal fund securities (i.e., interests in Section 529 college savings plans).

Reportable Securities include exchange-traded funds (ETFs), whether organized as a unit investment trust or an open-end fund, the TIP mutual funds and the other TIFF Investment Vehicles.

Reportable Securities also include stock options obtained via purchase or grant, security-based swaps, and stock and narrow-based stock index futures. See Section VI of the Code for further details.

Reportable Securities do not include money market funds, mutual funds not advised by TAS or TEAM, or interests in Section 529 college savings plans. Reportable Securities also do not include Bitcoin and other digital currencies or “commodity interests,” including physical commodities, futures (excluding single stock and narrow-based stock index futures), options on commodities and futures, swaps (excluding security-based swaps), and currency transactions and forward contracts.

Restricted List means the list maintained by TAS and TEAM which identifies those issuers, if any, in whose securities none of TAS, TEAM, nor any TIFF Supervised Person may trade due to some restriction under the Federal Securities Laws whereby TAS, TEAM or one or more TIFF Supervised Person may be deemed to possess material non-public information about such issuers.

Supervised Person means any:

(i) Access Person (as defined above), or

(ii) Officer or trustee of TIP, other than a TIP Independent Trustee.

Please note the definition of TIFF Supervised Person below.

TIFF Investment Vehicles means the investment vehicles bearing the TIFF name, including those for which either TAS or TEAM serves as investment adviser, managing member, general partner, or equivalent. For purposes of this Code of Ethics, the term TIFF Investment Vehicles also includes Catholic Endowment Fund, L.P., for which TAS serves as investment adviser.

TIFF Investment Vehicles include TIP and the non-registered investment vehicles managed by TAS or TEAM.

TIFF Supervised Person means a Supervised Person who is a TAS officer or employee or a TEAM officer or operating committee member.

TIP means the TIFF Investment Program registered mutual funds.

TIP Independent Trustee means a trustee of TIP who is not an “interested person” of TIP as defined in Section 2(a)(19) of the 1940 Act.

IV.	Prevention of Misuse of Material Non-Public Information and Treatment of Confidential Information (Applies to all Supervised Persons)

Statement of Policy. Each of TIP, TAS and TEAM prohibits any Supervised Person from trading, either personally or on behalf of others, including client accounts, while in possession of material non-public information in violation of the law. This conduct is commonly referred to as insider trading. Supervised Persons that gain access to any material non-public information shall not make impermissible use of such information for any direct or indirect personal benefit. This restriction applies regardless of the source of such information and includes trading securities on the basis of such material, non-public information, advising others to trade on such basis, or transmitting such information to others who may trade on such information.

Prohibition on Trading. Generally, it is illegal to trade in securities while in possession of material non-public information that might affect the value of those securities or to transmit that information to others who may trade in those securities. Supervised Persons should be aware that illegal insider trading can result in significant civil and criminal penalties. Supervised Persons generally should not trade while in possession of material non-public information or transmit such information to others who may trade on such information. There are certain limited circumstances when it may be legally permissible to trade while in possession of material non-public information, but Supervised Persons are required to consult with the CCO prior to entering into any securities transaction involving material non-public information, including transactions in securities issued by the TIFF Investment Vehicles. Any Supervised Person with knowledge of material, non-public information should report and discuss such information only to or with the CCO. Because the law of insider trading involves a number of complex legal interpretations, Supervised Persons are strongly encouraged to confer with the CCO if such Supervised Persons have any question about whether they may be in possession of material non-public information before entering into any securities transaction that may involve such material non-public information. Every Supervised Person must follow the procedures described herein or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties, including jail sentences. Supervised Persons should note that the requirements set forth in this Section IV apply equally to transactions in securities issued by the TIFF Investment Vehicles.

Identifying Inside Information. Before any Supervised Person trades for themselves or others, including accounts managed by TAS or TEAM, in the securities of a company about which the Supervised Person may have material non-public, or “inside information,” that Supervised Person should ask following questions:

i. Is the information material? That is, is it information that an investor would consider important in making his or her investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or if that information is reasonably certain to have a substantial effect on the price of an issuer’s securities. Material information can be positive or negative, and can relate to any aspect of a company’s business or to a type of security. While this definition is intentionally broad, examples may include: (i) revenue and earnings information, including projections and forward-looking information; (ii) mergers, acquisitions, tender offers, joint ventures, or changes in assets (even if preliminary); (iii) new products; (iv) developments about customers or suppliers, such as the loss of a major contract; (v) changes in control or management; (vi) events regarding an issuer’s securities, including defaults; calls of securities for redemption; repurchase plans; stock splits; changes in dividends; changes to rights of security holders; debt restructurings; convertible bond offerings; PIPE transactions; and public or private sales of securities; (vii) change in auditors or audit report; and (viii) bankruptcies or receiverships.

ii. Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by, for example, being published in Reuters, Bloomberg, The Wall Street Journal, or other publications of general circulation?

Information is non-public until it has been effectively communicated to the marketplace. Practically speaking, this means that some fact will show that the information is available to the general public, e.g. through an SEC filing, a newspaper or online article, a quotation service such as Bloomberg, or a widely distributed communication by the issuer. A rumor or other information known to a smaller segment of the investment community (even if true) is not considered sufficient public disclosure.

If, after consideration of the above, the Supervised Person believes that the information is material and non-public, or if the Supervised Person has questions as to whether the information is material and non-public, that Supervised Person should consult with the CCO to determine if the information is material and non-public. Supervised Persons must not trade while in possession of material non-public information (even if that information is not a factor or is among other factors in a decision to trade).

Supervised Persons should be sensitive to the following scenarios where they may be more likely to learn material non-public information:

▪	Interaction with Money Managers who pursue activist strategies or are involved in mergers and acquisitions, tender offers and the like.

▪	Interaction with private equity Money Managers who invest in debt and credit instruments of issuers whose equity they also own.

▪	In the private equity area, advance knowledge of going-private transactions, investments in public companies by private equity firms, or information learned by a Money Manager serving on the board of a portfolio company about public companies with which the portfolio company does business.

▪	Confidentiality agreements with respect to information about a public company (e.g., for private equity funds, such an issuer might be in a position to acquire a portfolio company).

▪	Use of research providers (especially expert networks) or third-party investment consultants and databases.

▪	Supervised Persons or their family members who hold board or officer positions with, or are employees or significant shareholders of, public companies.

Restricted List

Should a TIFF Supervised Person believe that they have material non-public information concerning the issuer of any security (regardless of whether it is currently owned by a TIFF Investment Vehicle or any other client), that information must be provided immediately to the CCO so that the issuer can be considered for inclusion on the Restricted List.

The CCO or his designee is responsible for adding and removing names from the Restricted List. The CCO or his designee will consider the nature of the information learned, the context in which the information was learned, the time the information was learned, other persons in possession of the information, and such other factors as he and they may deem relevant in determining whether the information learned should be considered material non-public information.

The Restricted List also may include from time to time names of issuers whose securities TAS trades directly, in which case TIFF Supervised Persons will be prohibited from purchasing or selling such securities for so long as they are included on the Restricted List (in effect, a “blackout period” on trading such securities).

After a name is added to or removed from the Restricted List, the CCO or his designee will promptly circulate the revised Restricted List to all TIFF Supervised Persons. The Restricted List and the information contained therein will only be provided to TIFF Supervised Persons. The Restricted List and the information contained therein must be kept confidential and may not be shared with or provided to any third parties absent the prior approval of the CCO.

No TIFF Supervised Person may purchase or sell securities of any issuer appearing on the Restricted List. In addition, as noted on the Restricted List, TAS and TEAM also may be prohibited from purchasing or selling, either for itself or on behalf of a client, securities of one or more of the issuers appearing on the Restricted List.

Rumor Policy. Supervised Persons should be aware that it is illegal to intentionally create or spread false rumors or information about a security or its issuer for the purpose of affecting a security’s price or manipulating the market. Therefore, no Supervised Person shall originate or, except as permitted below, circulate in any manner a false or misleading rumor about a security or its issuer for the purpose of influencing the market price of the security or otherwise manipulating the market.

Where a legitimate business reason exists for discussing a rumor (for example, where a client is seeking an explanation for an erratic share price movement which could be explained by the rumor), care should be taken to ensure that the rumor is communicated in a manner that: (a) sources the origin of the information (where possible); (b) gives it no additional credibility or embellishment; (c) makes clear that the information is believed to be a rumor; and (d) makes clear that the information has not been verified.

If asked about a rumor relating to TAS, TEAM, TIP, or another TIFF Investment Vehicle, Supervised Persons generally should respond that it is our policy not to comment on market rumors or speculation.  Any exceptions to this policy should be discussed in advance with the CCO.

Protection of Confidential Information. In addition to the restrictions set forth above regarding the use of material non-public information, Supervised Persons are expected to conduct business in a manner that protects confidential information relating to TAS, TEAM, the TIFF Investment Vehicles (including portfolio holdings and information about underlying funds), Members, and any other TAS or TEAM clients. Supervised Persons are prohibited from intentionally disclosing confidential information relating to TAS, TEAM, the TIFF Investment Vehicles, Members, and any other TAS or TEAM clients to outsiders (including relatives). In addition, in order to protect any confidential information from being publicly disseminated accidentally, Supervised Persons should note the following guidelines:

▪	Avoid making even casual remarks that might disclose information of a confidential nature or allow the appearance of such disclosure. This applies not only during work and in public places but also at home and in all outside social contacts.

•	Exercise caution if discussing confidential matters in public places where outsiders may be present or where unauthorized personnel could obtain confidential information that they should not have (e.g., restaurants, building lobbies, theatres, elevators, sports arenas, etc.).

•	Avoid unnecessary copying of confidential documents.

•	Exercise caution if displaying documents containing confidential information in public places (for example, working from a laptop computer on an airplane or in an airport).

•	Exercise caution if leaving documents containing confidential information in conference rooms, on desks, or in other locations where they may be seen by outsiders or otherwise unauthorized persons.

More detailed procedures and controls regarding the protection of confidential information are set forth and should be referenced in TAS and TEAM’s Information Security Program. All Supervised Persons who are TAS employees are required to meet the requirements and comply with the provisions of the Information Security Program.

V.	Business Ethics and Conflicts of Interest (Applies to all Supervised Persons)

These policies are drafted with the intent that the interests of clients of TAS and TEAM, such as direct advisory clients of TAS, and the TIFF Investment Vehicles, including TIP, should take priority over a Supervised Person’s personal interests or benefits. Supervised Persons generally should also consider the interests of Members, provided that such Members’ interests are not inconsistent with the interests of clients of TAS and TEAM. Supervised Persons should avoid any conflict of interest, the potential for conflict, or even the appearance of such conflict. Decisions about the best interests of clients and Members should not be compromised or appear to be compromised by a Supervised Person’s personal investments, interests or benefits. Notwithstanding the foregoing, TIFF Supervised Persons are permitted to participate in Overlapping Private Investments (as defined herein), subject to the terms and conditions set forth in Section VI.

Questions of proper business ethics and conflicts of interest are often difficult to determine and resolve. If there is any uncertainty about a given situation, please consult the CCO before acting. It is acknowledged that the TAS outside directors owe duties to both their employers and to TAS and its clients and that, should a conflict of interest arise in this regard, such conflict must be managed in an acceptable manner. The TAS outside directors are encouraged to consult with the CCO and the TAS Board chair should any such conflicts arise.

Fiduciary Duty

As investment advisers, TAS and TEAM owe a fiduciary duty to their clients. This fiduciary duty is comprised of both the duty of loyalty and the duty of care. An adviser and client may shape the scope of their relationship by agreement if there is full and fair disclosure and informed consent; however, the adviser’s fiduciary duty cannot be waived.

In general, the duty of care requires an adviser to provide investment advice in the best interests of each client based on the client’s objectives. To do so, TAS and TEAM must have a reasonable understanding of each client’s objectives or, with respect to the TIFF Investment Vehicles, their specific investment mandates and investment guidelines and objectives. The duty of care includes the requirement that an adviser have a reasonable belief that the advice is in the best interests of its clients. An adviser’s duty of care also includes a duty to seek best execution of a client’s transactions where the adviser has the responsibility to select broker-dealers to execute client trades. Finally, an adviser’s duty of care encompasses the duty to provide advice and monitoring at a frequency that is in the best interests of each client.

In general, the duty of loyalty means that an adviser may not subordinate its clients’ interests to its own. To meet this standard, an adviser must (i) make full and fair disclosure to its clients of all material facts relating to the advisory relationship, including the capacity in which the firm is acting with respect to the advice provided; and (ii) eliminate or mitigate, or at least expose through full and fair disclosure, all conflicts of interest which might include an adviser, consciously or unconsciously, to render advice which was not disinterested. For disclosure to be full and fair, it should be sufficiently specific so that a client is able to understand the material fact or conflict and make an informed decision.

Political Contributions and Solicitations

▪	Rule 206(4)-5 under the Investment Advisers Act of 1940, as amended, which is designed to restrict pay-to-play practices by investment advisers, imposes certain limitations and restrictions on political contributions and solicitations by investment advisers and certain of their employees.

▪	As required by Rule 206(4)-5, certain TIFF Supervised Persons must comply with the specific terms and conditions of TAS and TEAM’s written Policies and Procedures Regarding Political Contributions and Solicitations, which contain various restrictions and limitations on political contributions and solicitations by such employees, officers and operating committee members, their spouses, other family members sharing their household, and political action committees they control. TAS and TEAM’s Policies and Procedures Regarding Political Contributions and Solicitations also require pre-approval by the CCO or his designee and/or quarterly reporting by such TIFF Supervised Persons of certain political contributions and solicitations by them, their spouses, other family members sharing their household, and political action committees they control.

Procedures regarding Outside Activities

▪	Outside activities should not impair a Supervised Person’s working efficiency, responsibilities, or judgment related to the business activities of TAS, TEAM or the TIFF Investment Vehicles, including TIP.

▪	Advance approval by the CCO or his designee is required before a TIFF Supervised Person is permitted to accept a position as a director, officer, or advisor to another company or organization. Advance approval also is required before a TIFF Supervised Person is permitted to form a political action committee or assume control of an existing political action committee. TAS outside directors are not required to obtain advance approval of outside officer, director or advisory positions or of political action committees that they form or control. However, they are required to report such positions and political action committees. In the event that a TIFF Supervised Person who wishes to accept a position as a director, officer, or advisor to another company or organization or who wishes to form a political action committee or to assume control of an existing political action committee is a person to whom the CCO reports (either directly or indirectly, including but not limited to TAS’s Chief Operating Officer and TAS’s Chief Executive Officer), such TIFF Supervised Person must obtain the pre-approval of the TAS Board chair in addition to the pre-approval of the CCO prior to accepting such position or forming or assuming control of such political action committee.

▪	Generally, Supervised Persons are expected to handle personal finances, tax returns, and investments in a prudent manner to avoid potential embarrassment to TAS, TEAM or TIP.

▪	TIFF Supervised Persons should carefully consider whether there is any conflict of interest, the potential for conflict, or even the appearance of such conflict prior to providing business-related (as opposed to personal) gifts or entertainment to, or accepting business-related (as opposed to personal) gifts or entertainment from, personnel of a Money Manager, dealer or broker, customer or vendor, or any other person or company doing or seeking to do business with TAS, TEAM or a TIFF Investment Vehicle. TIFF Supervised Persons are encouraged to consult with the CCO or his designee if they have any question as to whether any gift or entertainment is business-related or personal or whether any gift or entertainment is too substantial or excessive, whether there is a conflict of interest, or whether to decline providing or accepting, as applicable, the gift or entertainment in question.

▪	TIFF Supervised Persons are subject to the specific terms and conditions of TAS and TEAM’s written Policies and Procedures Regarding Gifts, which generally restrict TIFF Supervised Persons from providing substantial gifts or excessive entertainment to, or accepting substantial gifts or excessive entertainment from, personnel of a Money Manager, dealer or broker, customer or vendor, or any other person or company doing or seeking to do business with TAS, TEAM or a TIFF Investment Vehicle without the prior approval of the CCO or his designee. In addition to the specific terms and conditions of TAS and TEAM’s written Policies and Procedures Regarding Gifts, all Supervised Persons are prohibited from providing gifts or entertainment to, or accepting gifts or entertainment from, any person or entity if such gifts or entertainment would constitute an illegal bribe under applicable law (see below).

▪	It is strictly prohibited for any Supervised Person, either directly or indirectly, to offer or make any bribes, kickbacks, rebates or other payments to any company, financial institution, person or U.S. or foreign governmental official to obtain favorable treatment in receiving or maintaining business. Similarly, it is strictly prohibited for any Supervised Person, either directly or indirectly, to receive or accept any bribes, kickbacks, rebates or other payments to any company, financial institution, person or U.S. or foreign governmental official to obtain favorable treatment in receiving or maintaining business. Supervised Persons should be aware that numerous laws prohibit bribery and other improper payments, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1), the U.S. financial institutions bribery statute (18 U.S.C. §§ 215), and the UK Bribery Act 2010. Supervised Persons should particularly be aware of the very broad nature of the UK Bribery Act 2010, which prohibits bribes of government officials or privately employed individuals anywhere in the world and which contains no exceptions for hospitality or similar types of promotional payments. Supervised Persons must receive the prior approval of the CCO or his designee before making any payments, offers or gifts of anything of value to any foreign governmental official or any financial institution representative. For purposes of the prior sentence: (i) “foreign governmental official” means any officer or employee of a foreign government, a public international organization, or any department or agency thereof, or any person acting in an official capacity for such government or organization, as well as any foreign political party or party official or any candidate for foreign political office; and (ii) “financial institution representative” means an officer, director, employee, agent or attorney of a banking-related institution, including but not limited to an insured depository institution, a credit union, a depository institution holding company, and a branch or agency of a foreign bank.

▪	TIFF Supervised Persons must disclose promptly in writing to the CCO or his designee any relationships that (a) cause themselves or their Immediate Family Members to receive compensation of any kind from persons or organizations that TAS, TEAM or a TIFF Investment Vehicle employs or that provide services substantially similar to those furnished by TAS or TEAM or (b) could be construed potentially to affect a TIFF Supervised Person’s capacity to discharge his or her duties in an independent and objective manner.

Upon receipt of disclosures furnished pursuant to the preceding section, the CCO or his designee shall take such actions as they deem necessary or appropriate under the circumstances.

VI.	Personal Trading and Reporting Requirements (Applies Only to Access Persons)

All Access Persons are subject to the following procedures pertaining to personal trading of Reportable Securities for their own accounts or for accounts in which the Access Person has Beneficial Ownership.

Procedures

Pre-Approval Required for Purchases of Securities in a Limited Offering or an Initial Public Offering

Access Persons must obtain prior written approval of the CCO or his designee for the acquisition of Beneficial Ownership in any Reportable Security in an Initial Public Offering or Limited Offering (including a Limited Offering of a TIFF Investment Vehicle). The Access Person may submit a request for approval that provides the proposed transaction date, name and description of the Reportable Security, number of shares or amount of transaction, transaction type (purchase or other type of acquisition), and any additional information that is relevant to the transaction. If the Access Person making the request is a member of the investment staff of TAS or TEAM, he or she must also indicate whether the Reportable Security was made available to the TIFF Investment Vehicles and, if so, what decision TAS or TEAM, as applicable, made regarding that Reportable Security. The Access Person may be required to represent to the CCO or his designee that the Reportable Security is not being offered to him or her with an expectation of favored treatment from TAS, TEAM or the TIFF Investment Vehicles.

With respect to Limited Offerings by private equity fund issuers (including TIFF Investment Vehicles) or similarly structured investment vehicles that may be subject to capital calls or draw downs, Access Persons are required to obtain written approval of the CCO or his designee for the full amount of their commitment to each such issuer prior to committing any money to such issuer. Access Persons are not, however, required to obtain prior written approval for each transfer of money made in response to capital calls or draw downs exercised by such a private equity fund issuer pursuant to such issuer’s legal right to call a portion of the money which has been committed by such Access Persons to such issuer.

Pre-Approval Required for Purchases and Redemptions of TIP Shares

Access Persons must obtain prior written approval of the CCO or his designee for the acquisition or redemption or other disposition of Beneficial Ownership in any shares issued by a TIP mutual fund. This includes shares of a TIP mutual fund that are acquired or redeemed in an Access Person’s individual retirement account (IRA). The Access Person may submit a request for approval that provides the proposed transaction date, number of shares or amount of transaction, transaction type, and any additional information that is relevant to the transaction. Prior written approval is required for subsequent purchases as well as initial purchases of shares issued by a TIP mutual fund. Access Persons are not, however, required to obtain prior written approval for: (a) redemptions of shares of a TIP mutual fund that are effected solely in order to fund capital calls or draw downs exercised by other TIFF Investment Vehicles in which such Access Persons are invested, when such redemptions are effected pursuant to powers of attorney or standing instructions previously received from such Access Persons; (b) purchases of shares of a TIP mutual fund that are effected solely in order to invest distribution proceeds received from other TIFF Investment Vehicles in which such Access Persons are invested, when such purchases are effected pursuant to powers of attorney or standing instructions previously received from such Access Persons; or (c) redemptions of shares of TIFF Multi-Asset Fund that are effected in accordance with such Fund’s systematic withdrawal plan.

Pre-Approval Required for Opening Brokerage Accounts

TIFF Supervised Persons must obtain prior written approval of the CCO or his designee before they or any of their Immediate Family Members open a Brokerage Account.

General Criteria Used in Determining Pre-Approval

The CCO or his designee will respond as quickly as practicable to requests for pre-approval of transactions.

With respect to the acquisition of Beneficial Ownership in any Reportable Security in an Initial Public Offering or Limited Offering, approval will be based on the determination that the transaction does not present, or can be structured to avoid, a material conflict of interest between the Access Person, on the one hand, and Members and clients of TAS or TEAM, on the other hand. In considering whether there is a material conflict, the CCO or his designee will consider, among other things, whether a TIFF Investment Vehicle is planning to invest in the Reportable Security, whether the investment opportunity was facilitated by the Access Person, and whether the investment opportunity is size-constrained.2 The CCO’s pre-approval decisions concerning proposed Overlapping Personal Investments will primarily be based on whether such proposed investments comply with the terms and conditions set forth below, although the CCO may also consider the general criteria discussed above and other relevant information.

With respect to the purchase or redemption of shares issued by a TIP mutual fund, approval will be based on the determination that the transaction does not present, or can be structured to avoid, a material conflict of interest between the Access Person, on the one hand, and Members and clients of TAS or TEAM, on the other hand. In addition, approval will not be granted if the CCO or his designee determines that the Access Person is purchasing or redeeming shares issued by a TIP mutual fund based upon his or her possession of material non-public information that could reasonably be expected to positively impact the value of the shares issued by such TIP mutual fund.

With respect to opening brokerage accounts, approval will be primarily based on whether or not the broker in question is able to facilitate automatic electronic feeds of transaction confirms and account statements into the Schwab Compliance Technologies compliance software solution that is utilized by TAS.

Trading That May Disadvantage Clients

Supervised Persons’ personal trading must be conducted in a manner that does not disadvantage clients. Supervised Persons may not take for themselves investment opportunities suitable for client accounts or otherwise disadvantage client accounts. Supervised Persons are not permitted to trade in the same securities that are traded by the Advisers for the Advisers’ client accounts ahead of the client trades or on the same day that client trades are placed by the Advisers. In addition, no Supervised Person may engage in the practices of “front-running.” Front running can occur if a Supervised Person knows of a pending “buy” recommendation by an Adviser and buys securities or other instruments before such Adviser takes action on the recommendation for its clients, or if a Supervised Person is aware of a pending “sell” recommendation and sells securities or other instruments before such Adviser takes action on the recommendation for its clients.

[2]	Because TIFF Investment Vehicles do not typically invest in Initial Public Offerings, these issues are most likely to arise in connection with Limited Offerings in hedge funds, and other private fund offerings in which a TIFF Investment Vehicle may seek to invest.

Stock Options, Short Sales and Certain Other Derivatives

A “stock option” is a security which gives the owner the right, but not the obligation, to buy or sell a specific security at a specified price within a specified time frame. Stock options include puts (an option to sell a security) and calls (an option to buy a security), as well as combinations of puts and calls such as straddles. Stock options may be exchange traded (also known as listed options) or over-the-counter (OTC). Employee stock options are a form of stock option which are granted to employees based on the stock of their employer’s company. Employee stock options are generally used as a form of remuneration, bonus, or incentive to join a company.

Stock options, whether purchased by or granted to an Access Person or an Immediate Family Member, are considered to be Reportable Securities. Therefore, transactions in employee stock options in which you or a spouse or other Immediate Family Member engage must be reported quarterly and holdings of such stock options must be reported annually. (Please note that employee stock option transactions and holdings may occur outside of your and your spouse’s Brokerage Account(s)).

A “short sale” is a transaction in which the short seller borrows shares of an issuer and sells them to a third party, expecting that the shares will be cheaper to buy back in the future because of a decrease in the price of the issuer’s stock. Short sales of Reportable Securities by you or a spouse or other Immediate Family Member must be reported quarterly.

A “security-based swap” is a swap transaction that is based on (i) a narrow-based security index, (ii) a single security or loan, or (iii) the occurrence or nonoccurrence of an event relating to a single issuer of a security or the issuers of securities in a narrow-based security index, provided that such event directly affects the financial statements, financial obligations, or financial condition of the issuer. A “security-based future” is a contract of sale for future delivery of a single security or of a narrow-based security index. Security-based swaps and security-based futures are considered to be Reportable Securities. Therefore, transactions in these instruments in which you or a spouse or other Immediate Family Member engage must be reported quarterly and holdings of such instruments must be reported annually.

Bitcoin and Other Digital Currencies

Bitcoin has been described as a decentralized, peer-to-peer virtual currency that is used like money – it can be exchanged for traditional currencies such as the U.S. dollar, or used to purchase goods or services, usually online.  Unlike traditional currencies, Bitcoin operates without central authority or banks and is not backed by any government.

Under the Code, Bitcoin and other digital currencies are not considered to be Reportable Securities (whether purchased or held for investment or speculative purposes or for use as payment for goods and services). However, an investment in an Initial Coin Offering (“ICO”) may be considered to be a Reportable Security and Access Persons should consult with the CCO prior to investing in an ICO to confirm whether the proposed ICO investment would be a Reportable Security. ICOs are the cryptocurrency industry’s equivalent to an Initial Public Offering, in which interested investors have the opportunity to buy into an initial offering of a new digital currency and receive in return a new cryptocurrency token issued by the company sponsoring the ICO. ICO investments also may be considered to be Initial Public Offerings and therefore Access Persons may be required to obtain prior written approval of the CCO or his designee for the acquisition of Beneficial Ownership in any ICO (as set forth in Section VI of the Code).

Terms and Conditions for Overlapping Personal Investments

In the event that a TIFF Supervised Person wishes to make an Overlapping Personal Investment, he or she must obtain the pre-approval of the CCO, whose pre-approval will primarily be based on whether such Overlapping Personal Investment complies with the following terms and conditions:

1.	No TIFF Supervised Person may participate in an Overlapping Personal Investment involving a Limited Offering security which presently is either held by or being considered for investment by TIFF Multi-Asset Fund or any other series of TIP.

2.	Each TIFF Supervised Person who participates in an Overlapping Personal Investment shall limit the amount of shares or interests in such Overlapping Personal Investment that he or she acquires to the lesser of (i) five percent of the aggregate amount of shares or interests that are offered or otherwise made available to the participating TIFF Investment Vehicle(s) or (ii) five percent of the aggregate amount of shares or interests that are actually purchased by the participating TIFF Investment Vehicle(s); provided, however, that the CCO shall have the discretion to increase or decrease this percentage limit to account for: (i) the number of TIFF Supervised Persons who are participating in a particular Overlapping Personal Investment and the overall percentage ownership of the applicable Limited Offering security that may result from such participation; (ii) the overall percentage ownership, taking account of initial and subsequent purchases, of a particular Limited Offering security by TIFF Supervised Person(s) and TIFF Investment Vehicle(s); and/or (iii) other factors deemed relevant. If the CCO determines to increase or decrease the five percent percentage limitation, he should do so only after consultation with TAS’s Chief Executive Officer and Board chair.

3.	Each TIFF Investment Vehicle that participates in the Overlapping Personal Investment will participate on terms and conditions that are at least as favorable as those offered to each TIFF Supervised Person, and each TIFF Supervised Person who participates in the Overlapping Personal Investment shall use all reasonable efforts to ensure that his or her Overlapping Personal Investment is on terms that are no more favorable or advantageous than the terms offered or provided to the TIFF Investment Vehicle(s).

4.	The investment opportunities offered to TIFF Supervised Persons will not be conditioned on or dependent upon investment by one or more TIFF Investment Vehicles.

5.	If and to the extent that TAS or TEAM negotiates any of the terms of the Overlapping Private Investment (including but not limited to investment minimums, fees, liquidity or redemption terms, and reporting requirements), TAS and TEAM, as applicable, will negotiate such terms solely from the perspective of the best interests of the TIFF Investment Vehicle(s); provided, however, that each TIFF Supervised Person may separately negotiate the terms of the Overlapping Private Investment so long as his or her Overlapping Personal Investment is on terms that are no more favorable or advantageous than the terms offered or provided to the TIFF Investment Vehicle(s).

6.	Each TIFF Supervised Person will meet the required legal eligibility criteria for the applicable Overlapping Personal Investment (for example, “accredited investor,” “qualified client,” “qualified eligible participant” and/or “qualified purchaser” status).

7.	If a TIFF Supervised Person proposes to negotiate or has negotiated any of the terms or conditions of a redemption of an Overlapping Personal Investment such that they differ in any respect from the standard terms and conditions for redemptions that are set forth in the offering documents for the applicable Limited Offering security, such TIFF Supervised Person must obtain the CCO’s prior approval of the redemption of such Overlapping Personal Investment. In addition, each TIFF Supervised Person must obtain the CCO’s prior approval of all sales by him or her of Overlapping Personal Investments to third parties. In each case, such approval may be withheld in the CCO’s sole discretion if the CCO determines that a TIFF Investment Vehicle may be disadvantaged by the redemption or sale or that the redemption or sale involves an impermissible conflict of interest.

8.	If TAS or TEAM on behalf of one or more TIFF Investment Vehicles desire to redeem all or a portion of such TIFF Investment Vehicles’ investment in an Overlapping Personal Investment at the same time that one or more TIFF Supervised Persons are considering redeeming the same Overlapping Personal Investment and the issuer of such Overlapping Personal Investment imposes a limit on the amount of its shares or interests that can be redeemed, including but not limited to a situation where a so-called “gate” has been imposed on redemptions, each TIFF Supervised Person shall use all reasonable efforts to limit the amount of shares or interests in the Overlapping Personal Investment that he or she redeems to not more than five percent of the aggregate amount of shares or interests that TAS and/or TEAM are permitted to redeem on behalf of the TIFF Investment Vehicle(s). Such efforts by each TIFF Supervised Person may include, among other things, withdrawing all or a portion of his or her redemption request and requesting that the issuer of the Overlapping Personal Investment permit the TIFF Investment Vehicle(s) to redeem additional amounts as a result of such withdrawn redemption request.

9.	Prior to a TIFF Supervised Person casting a vote in a proxy or consent solicitation with respect to an Overlapping Personal Investment, such TIFF Supervised Person shall notify the CCO in writing of what vote he or she proposes to cast. Unless granted permission in writing by the CCO to vote differently from the TIFF Investment Vehicle(s), each TIFF Supervised Person shall vote consistently with the TIFF Investment Vehicle(s) as instructed by the CCO.

10.	Each TIFF Supervised Person who participates in the Overlapping Personal Investment will be subject to, and will comply with, TAS’s and TEAM’s written compliance procedures regarding the allocation of investment opportunities to the same extent as if he or she were a TIFF Investment Vehicle.

11.	These policies and procedures will be disclosed in each of TAS’s and TEAM’s Form ADV and by other appropriate means with respect to the privately offered TIFF Investment Vehicles.

12.	The CCO shall require such certifications or other evidence as he deems necessary from TIFF Supervised Persons in order to evidence to his satisfaction compliance with the requirements set forth above.

In the event that a TIFF Supervised Person who wishes to make an Overlapping Personal Investment is a person to whom the CCO reports (either directly or indirectly, including but not limited to TAS’s Chief Operating Officer and TAS’s Chief Executive Officer), such TIFF Supervised Person must obtain the pre-approval of the TAS Board chair in addition to the pre-approval of the CCO prior to making the proposed Overlapping Personal Investment.

Reporting of Overlapping Personal Investments

Any new Overlapping Personal Investments (other than investments in TIFF Investment Vehicles) approved pursuant to these policies and procedures will be reported to the TIP and TAS Boards by the CCO or a designee on a quarterly basis. Any violations of these policies and procedures shall be reported to the TIP and TAS Boards by the CCO or a designee no later than the next scheduled meeting of the Board.

The CCO shall monitor purchases, redemptions and sales of Limited Offering securities by TIFF Supervised Persons that are reported in the quarterly transaction reports that are required by this Code of Ethics in order to assess (i) whether and to what extent conflicts of interest may exist or have arisen after an Overlapping Personal Investment is made and (ii) whether any Limited Offering securities that were redeemed were made available initially as investments to applicable TIFF Investment Vehicles. Based upon his monitoring of these reports, the CCO shall report to the TIP and TAS Boards: (i) any conflicts of interest that the CCO determines may exist or have arisen; and (ii) any investment opportunities in Limited Offering securities made by TIFF Supervised Persons that the CCO determines should have been made available to one or more TIFF Investment Vehicles but were not. In addition, the CCO shall report to the TIP and TAS Boards instances in which the CCO determines that a TIFF Supervised Person’s reasonable efforts, as required above, are not successful or sufficient to fully protect the interests of one or more TIFF Investment Vehicles.

Reporting Requirements

All Access Persons are subject to the following procedures pertaining to reporting for accounts in which the Access Person has Beneficial Ownership of a Reportable Security.

▪	Each Access Person must disclose on a quarterly basis any transactions in Reportable Securities as to which he or she has Beneficial Ownership and all Brokerage Accounts. This information is due 30 days following the end of the calendar quarter.

▪	Each Access Person who ceases to be an Access Person, by virtue of terminating employment with TAS or otherwise, must disclose any transactions in Reportable Securities as to which he or she has Beneficial Ownership that occurred from the beginning of the quarter in which he or she will cease being an Access Person through the date upon which he or she will cease being an Access Person.

▪	In connection with the required quarterly transaction reporting, Access Persons are required to provide, or arrange with their broker(s) for the provision of, copies of their brokerage statements and transaction confirmations for each month in the quarter for each of their Brokerage Accounts.

▪	Each Access Person must represent annually via an annual compliance certification that he or she has been in compliance with this Code of Ethics and also must disclose on an annual basis all Reportable Securities as to which he or she has Beneficial Ownership and all Brokerage Accounts. This information must be current as of a date no more than 45 days before the information is submitted.

▪	Within 10 calendar days of being covered by this Code, new Access Persons must disclose all Reportable Securities as to which he or she has Beneficial Ownership and all Brokerage Accounts. This information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

▪	In connection with the required initial and annual holdings reporting, Access Persons are required to provide, or arrange with their broker(s) for the provision of, copies of their brokerage statements for the relevant time period for each of their Brokerage Accounts.

Exempt Transactions

The Code’s reporting requirements do not apply to the following transactions:

▪	transactions over which the Access Person has no direct or indirect influence or control (e.g., corporate actions, dividend reinvestment plans, blind trusts, etc.) or in an account held by the employee which is managed on a discretionary basis by a person other than the Access Person and over which the Access Person does not have the legal right to influence or control the transactions;

▪	transactions that are not voluntary on the part of the Access Person (e.g., bond calls, stock splits, spin-offs);

▪	purchases of securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent that these rights were acquired from the issuer, and the sale of such rights;

▪	purchases that are part of an automatic investment plan; and

▪	other similar circumstances as determined by the CCO or his designee.

Reporting Requirements for Third-Party Discretionary Accounts

Rule 204A-1(b)(3)(i) of the Advisers Act and Rule 17j-1(d)(2)(i) of the 1940 Act each provide an exemption (the “Reporting Exemption”) to the above reporting requirements with respect to an access person’s “securities that are held in accounts over which the access person had no direct or indirect influence or control.” However, in IM Guidance Update No. 2015-03, published by the Securities and Exchange Commission in June 2015, the SEC staff clarified the circumstances in which the Reporting Exemption is available. The staff contrasted a “blind trust” – an arrangement in which a trustee manages a securities account for an access person who has no knowledge of the trustee’s actions and no power to interfere with the trustee’s actions – with other types of trusts and discretionary accounts. According to the staff, a blind trust would be within the Reporting Exemption. However, the staff noted, the fact that an access person provides a trustee or a third-party manager discretionary investment authority over a personal account “by itself, is insufficient for an adviser to reasonably believe that the access person had no direct or indirect influence or control over the trust or account for purposes of relying on the [Reporting Exemption].”

As a result of the above guidance, all Access Persons are required to quarterly report the transactions that occur within, and to initially and annually report the holdings of, any third-party discretionary accounts that they have established in which any Reportable Securities are held for the Access Person’s direct or indirect benefit, unless the third-party discretionary account qualifies for the Reporting Exemption.

In order for an Access Person to rely on the Reporting Exemption for a third-party discretionary account, the CCO must reasonably determine that the Access Person has no direct or indirect influence or control over such account. In order for the CCO to make this determination, the Access Person in question must certify on a quarterly basis that: (1) they reasonably believe that the third-party manager has full discretionary authority over the account; (2) the opening of the account was not conditioned or dependent upon any current or future investment by any TIFF Investment Vehicles in any investment fund sponsored by the third-party manager; (3) they did not exercise direct or indirect influence or control over the account; (4) they did not suggest the third-party adviser make any particular purchases or sales of securities for the account; (5) they did not direct the third-party manager to make any particular purchases or sales of securities for the account; and (6) they did not consult with the third-party manager as to the particular allocation of investments to be made in the account.

Any accounts that do not qualify for the Reporting Exemption must satisfy all of the reporting and pre-approval requirements discussed above that pertain to accounts in which the Access Person has Beneficial Ownership of a Reportable Security.

VII.	Obligations of TIP Independent Trustees

TIP Independent Trustees are subject only to the requirements set forth in this Section VII of the Code and are NOT subject to the other provisions of the Code.

Material Non-Public Information. To the extent that a TIP Independent Trustee should learn of any material non-public information, that trustee should conduct himself or herself in accordance with the terms of Section IV of this Code. TIP Independent Trustees are prohibited from trading, either personally or on behalf of others, in securities issued by the TIP mutual funds or other TIFF Investment Vehicles while in possession of material non-public information (commonly referred to as insider trading). TIP Independent Trustees that gain access to any material non-public information concerning the TIP mutual funds or other TIFF Investment Vehicles shall not make impermissible use of such information for any direct or indirect personal benefit. This restriction applies regardless of the source of such information and includes trading securities issued by the TIP mutual funds or other TIFF Investment Vehicles on the basis of such material, non-public information or advising others to trade on such basis.

Conflicts of Interest. It is acknowledged that the TIP Independent Trustees owe duties to both their employers and to TIP and that, should a conflict of interest arise in this regard, such conflict must be managed in an acceptable manner. The TIP Independent Trustees are encouraged to consult with the CCO should any such conflicts arise.

Conduct of TIP Independent Trustees. A TIP Independent Trustee shall not:

▪	use any scheme to defraud TAS, TEAM or the TIFF Investment Vehicles;

▪	do anything that would have the effect of defrauding or deceiving TAS, TEAM or the TIFF Investment Vehicles;

▪	falsely state a material fact to TAS, TEAM or the TIFF Investment Vehicles;

▪	omit to state a material fact to TAS, TEAM or the TIFF Investment Vehicles if the fact is necessary to ensure that any statements are not misleading, in light of the circumstances; or

▪	engage in any manipulative practice with respect to TAS, TEAM or the TIFF Investment Vehicles.

Reporting Requirements. If, during the 15-day period immediately before or after a transaction in a Reportable Security by a TIP Independent Trustee, that Trustee knows or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that a TIFF Investment Vehicle purchased or sold or considered purchasing or selling the same Reportable Security, the trustee shall be required to report such transaction to the CCO.

Pre-Approval Required for Purchases and Redemptions of TIP Shares

TIP Independent Trustees must obtain prior written approval of the CCO or his designee for the acquisition or redemption or other disposition of Beneficial Ownership in any shares issued by a TIP mutual fund. The TIP Independent Trustee may submit a request for approval that provides the proposed transaction date, number of shares or amount of transaction, transaction type, and any additional information that is relevant to the transaction. Prior written approval is required for subsequent purchases as well as initial purchases of shares issued by a TIP mutual fund. TIP Independent Trustees are not, however, required to obtain prior written approval for: (a) redemptions of shares of a TIP mutual fund that are effected solely in order to fund capital calls or draw downs exercised by other TIFF Investment Vehicles in which such TIP Independent Trustees are invested, when such redemptions are effected pursuant to powers of attorney or standing instructions previously received from such TIP Independent Trustees; (b) purchases of shares of a TIP mutual fund that are effected solely in order to invest distribution proceeds received from other TIFF Investment Vehicles in which such TIP Independent Trustees are invested, when such purchases are effected pursuant to powers of attorney or standing instructions previously received from such TIP Independent Trustees; or (c) redemptions of shares of TIFF Multi-Asset Fund that are effected in accordance with such Fund’s systematic withdrawal plan.

The general criteria used by the CCO in determining whether to grant pre-approvals are set forth in Section VI.

VIII.	Administration and Recordkeeping (Applies to All Supervised Persons)

Administration

The CCO and his designee shall be responsible for administering this Code and shall take all steps necessary to implement the provisions of the Code, including the following:

•	maintaining lists of Access Persons and Supervised Persons of each of TAS and TEAM (which lists may be combined into one list);

•	reviewing reports filed under the Code, determining whether required reports have been filed, and obtaining copies of any overdue reports that have not yet been filed;

•	determining whether the conduct of a Supervised Person has violated any provision of the Code and, after consultation with other members of management as necessary, deciding on the appropriate action to be taken to respond to violations; and

•	preparing and providing at least annually to the directors of TAS and the trustees of TIP a written report describing issues arising under this Code since the previous report to the directors and trustees, including information about material violations of this Code and remedial actions taken and sanctions imposed in response to those violations.

Recordkeeping

The CCO or his designee shall preserve, or ensure the preservation of, in an easily accessible place for five years:

▪	this Code and any prior version;

▪	a list of persons who were required to make reports pursuant to this Code and any prior version;

▪	a copy of each report made pursuant to this Code;

▪	a record of any violation of this Code and any action taken thereon; and

▪	a record of any decision and, if applicable, the reasons supporting the decision, to approve the acquisition by an Access Person of IPO or Limited Offering securities under Section VI of this Code.

The CCO or his designee shall preserve, or ensure the preservation of, Access Persons’ personal trading records. The records will be accessible only to the individual, the CCO and his designee(s), and applicable regulatory agencies, as well as any other person reasonably determined by the CCO as necessary or appropriate to have access for a particular purpose. All reports of personal securities transactions and any other information filed pursuant to the Code will be treated as confidential information to the extent permitted by law. Records will be maintained for at least six years, the first two years in an easily accessible place.